Exhibit 10.8

INNOVATIVE EYEWEAR INC CONSULTING SERVICES AGREEMENT

Parties	Consultant Name	Frank Rescigna
	Company Name	Innovative Eyewear Inc
Dates	Consultant Start Date	5/1/21
	Consultant End Date	12/31/21 (contract may be extended for additional 12 month periods with mutual agreement, in writing, between Consultant and Company).
Consulting fee

Base fee: $6,000 monthly, for duration of contract (billed as $3,000 bi-weekly)

Commissions: Consultant will be paid 3.5% of any wholesale sales generated and received, paid at the end of each month, for the duration of their engagement with the company.

Quota & Bonus: Consultant will be provided a $50,000 bonus upon successful completion of the projected sales quota of $8,000,000. Consultant will also receive 100,000 vested stock options upon reaching quota. The total exercise price for all of the options is $1. Vested options may be exercised at any time while engaged by the Company or within 90 days following the last date Consultant is engaged by the Company. Based on the recent completed equity crowdfund, the approximately value of these options, if vested, based on the current valuation would be $100,000. Please note share price of Innovative Eyewear, Inc. may be worth more or less than the current valuation, over time, based upon Company performance, marketplace economic conditions and a wide variety of other factors.

Consultant to be reimbursed for pre-approved travel and sales expenses.

	Consultant working title	Sales Director - Eyewear Channels
Description	Lead generation and management of key accounts.

Consultant will provide the following services to Innovative Eyewear:

-Seek new wholesale clients to carry Lucyd eyewear among the sporting goods, hearables and cellular accessory retail market.

-Maintain client accounts

-Inform, update and manage company sales processes

-Assist in marketing and company material preparation

-Assist in enhancing our offerings and presentations to the optical market

-When appropriate, meet with clients in person.

-Participate in a weekly Zoom call and a monthly meeting in the Lucyd office in Miami.

	Hours of work	Consultant free to work on their own schedule, but is expected to take all reasonable efforts necessary to achieve the quota.

Performance Review

Every six months, Innovative Eyewear management will conduct a semi-annual review with consultant to discuss performance, goals, areas of improvement, feedback, and compensation. This performance review will also cover contract extension and will take place 30 days before the end of contract cycle.

Benefits

Provision of glasses: Company will provide prescription eyewear to consultant and his immediate family if needed. ($80 co-pay for progressive lenses). Consultant must provide Company with the eyeglass prescription at their own expense.

Termination	Cancellation by either party for any reason	15 calendar days’ notice. Upon termination + 15 days’ notice period, consulting fee and commissions going forward (not already earned) will be discontinued.
	Confidential Information	Consultant is under a general obligation to protect Company confidential and business information for the duration of engagement plus three years.
Warranty	Standard Terms

All Innovative Eyewear (IE) and IE client confidential information may not be disclosed to any other party. Confidential information shared with Consultant by IE must be maintained as confidential by Consultant for three years following the term of this Agreement.

Dispute Resolution

Any dispute, controversy or claim arising out of or in connection with this Term Sheet, concerning the Consultant’s engagement or the termination thereof shall be resolved by final and binding arbitration before one arbitrator designated by the American Arbitration

Association, pursuant to the then prevailing rules of the AAA for the resolution of consultancy disputes in Miami, Florida; whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction. Each Party shall share the costs and expenses incurred in connection with any Arbitration.

Confidentiality		This Consulting Agreement is confidential between the parties and the terms may not be disclosed to others.
Governing Law and Jurisdiction		Miami-Dade, Florida

1 Note: After the evaluation period, Company will decide at its sole discretion whether to offer consultant an additional consulting engagement.

/s/ Harrison Gross	/s/ Frank Rescigna
Harrison Gross, CEO For and on behalf of Innovative Eyewear 8101 Biscayne Blvd, Suite 705, Miami, Fl 33138 Tel: 305-200-3450	Frank Rescigna For and on behalf of consultant Address: 3914 Kismet PKWY W, Cape Coral FL, 33993 Email: rescigna@hotmail.com Tel: 2392466565